Exhibit 99.3

SPECTRAL AI, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

Subject to the terms and conditions of the Notice of Restricted Stock Unit Award (the “Notice”), this Restricted Stock Unit Award Agreement, including its exhibits (collectively, this “Award Agreement”), and the Plan, the individual set forth in the Notice (the “Grantee”) is granted Restricted Stock Units (“RSUs”) with respect to shares of Stock of Spectral AI, Inc., a Delaware corporation (the “Company”). Capitalized terms not explicitly defined herein but defined in the Plan or the Notice shall have the meanings set forth in the Plan or the Notice.

1. Grant of Restricted Stock Units. This Award Agreement represents your right to be issued on a future date the number of shares of the Company’s Stock that is equal to the number of RSUs indicated in the Notice as may be modified to reflect any capitalization adjustment and subject to your satisfaction of the vesting conditions set forth therein. Any additional RSUs that become subject to the Award Agreement pursuant to capitalization adjustments as set forth in the Plan, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other RSUs covered by this Award Agreement. The grant of RSUs hereunder is subject to all of the provisions of the Plan.

2. Vesting. The RSUs shall vest as indicated in the Notice.

3. Termination; Forfeiture. Any unvested RSUs shall be immediately and automatically forfeited upon the earliest to occur of any of the following: (i) the cessation of the Grantee’s continuous status as an Eligible Person, (ii) the failure or refusal of the Grantee to timely execute any exhibit to this Award Agreement (as determined in the sole discretion of the Board), or (iii) the failure of the Grantee to satisfy any withholding obligation of the Company. The Company shall implement any forfeiture under this Section 3 in a unilateral manner, without having to obtain the Grantee’s consent, and the Company shall not pay any consideration to the Grantee, cash or otherwise, for any RSUs that are forfeited pursuant to this Section 3.

4. Date of Issuance. The issuance of shares of Stock in respect of the RSUs is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the Withholding Obligation (defined below), if any, in the event one or more RSUs vests, the Company shall issue to you one (1) share of Stock for each RSU that vests as soon as administratively practicable following the applicable vesting date(s) (subject to any adjustment under Section 1 above, and subject to any different provisions in the Notice), but in no event later than March 15 of the calendar year following the calendar year in which such vesting occurs.

5. Transfer Restrictions.

(a) Binding Upon Successors. The terms of the Notice and this Award Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Grantee.

(b) Transferability.

(i) Any or all of the RSUs may be transferred pursuant to a qualified domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of written notice of such transfer and a certified copy of such order.

(ii) Except as expressly permitted by Subsection 5(b)(i), any or all of the RSUs shall not be transferable other than by will or the laws of descent and distribution.

(iii) Following the transfer of any of the RSUs as contemplated by Subsections 5(b)(i) and 5(b)(ii), such RSUs shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer.

(iv) If the Grantee desires to transfer any of the RSUs as permitted under Subsection 5(b)(i), the Grantee shall make application therefor in the manner and time specified by the Board and shall comply with such other requirements as the Board may require to assure compliance with all applicable securities laws. The Board shall not give permission for such a transfer if it may not be made in compliance with all applicable federal, state and foreign securities laws.

(v) The Company shall not have any obligation to register the Stock issued in settlement of the RSUs under a registration statement of the Company.

(c) Purchase Option. The shares of Stock issued pursuant to the terms of this Award Agreement shall be subject to the Company’s Purchase Option under Section 9(d) of the Plan.

6. Taxes. The Grantee hereby acknowledges and understands that he or she may suffer adverse tax consequences as a result of the Grantee’s receipt of, vesting in, or disposition of, the RSUs. As a condition to accepting this grant of RSUs, the Grantee hereby (a) agrees to not make any claim against the Company, or any of its officers, directors, employees or affiliates related to tax liabilities arising from this grant of RSUs or other Company compensation and (b) acknowledges that the Grantee was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of this grant of RSUs and has either done so or knowingly and voluntarily declined to do so.

(a) Representations. The Grantee has reviewed with his or her own tax advisors the tax consequences of the transactions contemplated by the Notice and this Award Agreement, including any U.S. federal, state and local tax laws, and any other applicable taxing jurisdiction. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee hereby acknowledges and understands that he or she (and not the Company) shall be responsible for his or her own tax liability that may arise as a result of the transactions contemplated by the Notice and this Award Agreement.

(b) Payment of Withholding Taxes. As further provided in Section 9(e) of the Plan, the Grantee hereby authorizes withholding from payroll and any other amounts payable to the Grantee, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations, if any, which arise in connection with the RSUs (the “Withholding Obligation”) in accordance with the withholding procedures established by the Company. Unless the Withholding Obligation is satisfied, the Company shall have no obligation to deliver to the Grantee any Stock in respect of the RSUs. In the event the Withholding Obligation of the Company arises prior to the delivery to the Grantee of Stock or it is determined after the delivery of Stock to the Grantee that the amount of the Withholding Obligation was greater than the amount withheld by the Company, the Grantee agrees to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

(c) Section 409A of the Code. The grant of RSUs hereunder is intended to be exempt from, or comply with Section 409A of the Code, and the provisions hereunder shall be interpreted consistent with that intent. To the extent that the grant of RSUs hereunder is determined to be subject to the requirements of Section 409A of the Code, such grant of RSUs shall be subject to such additional rules and requirements as specified by the Board from time to time in order to comply with Section 409A of the Code and the vesting of any RSUs may not be accelerated or delayed except to the extent permitted by Section 409A of the Code. To the extent that the RSUs are determined to be subject to Section 409A of the Code, termination of the Grantee’s continuous service, whether voluntary or involuntary, shall be determined by the Company in accordance with the requirements of Treasury Regulation Section 1.409A-1(h) which defines “separation from service.” No action or failure by the Company in good faith to act pursuant to this Section 6(c) shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Grantee from the obligation to pay any taxes pursuant to Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to the Grantee, or any other person, if the grant of RSUs hereunder is determined to constitute deferred compensation under Section 409A of the Code that are subject to the 20% excise tax under Section 409A of the Code.

7. Market Stand-Off.

(a) The Grantee agrees that he or she shall not directly or indirectly (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for shares of Stock (whether such shares or any such securities are then owned by the holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Stock or other securities, in cash, or otherwise. Such restriction (the “Market Stand-Off”) shall be in effect for such period of time commencing on and following the date of the final prospectus for any Qualifying Public Offering as may be requested by the Company or its underwriters. In no event, however, shall the Market Stand-Off period exceed 180 days or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto, following such Qualifying Public Offering. In the event of the declaration of a share dividend, a spin-off, a share split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities that are by reason of such transaction distributed with respect to any shares of Stock subject to the Market Stand-Off, or into which such shares of Stock thereby become convertible, shall immediately be subject to the Market Stand- Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the shares of Stock acquired under this Award Agreement until the end of the applicable Market Stand-Off period. The Company’s underwriters shall be beneficiaries of the agreement set forth in this Section 7, and the Grantee agrees that any transferee of the Grantee shall be bound by the provisions of this Section 7. This Section 7 shall not apply to shares of Stock registered in the Qualifying Public Offering.

(b) The Grantee shall execute and deliver such other agreements as may be reasonably requested by the Company or its underwriters that are consistent with this Section 7 or that are necessary to give further effect hereto. In addition, if requested by the Company or its underwriters, the Grantee shall provide, within ten (10) days of this request, such information as may be required by the Company or its underwriters in connection with the completion of the Company’s first Qualifying Public Offering.

8. Drag-Along Right.

(a) Actions to be Taken. In the event that either (i) the holders of at least a majority of the then issued and outstanding shares of Stock (on an as-converted to common stock basis) (the “Selling Investors”), or (ii) the Board, approve entering into a Change in Control in writing, and such approval specifies that this Section 8 shall apply to such Change in Control, then:

(i) if such transaction requires shareholder approval, then with respect to all shares of Stock owned by the Grantee, the Grantee hereby agrees to vote (in person, by proxy or by action by written consent, as applicable) all such shares of Stock in favor of, and adopt, such Change in Control (together with any related amendment to the certificate of incorporation or bylaws required in order to implement such Change in Control) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Change in Control;

(ii) if such transaction is a stock sale, the Grantee hereby agrees to sell the same proportion of shares of Stock as is being sold by the Selling Investors to the same acquirer to whom the Selling Investors propose to sell their shares, and, except as permitted below, on the same terms and conditions as the Selling Investors;

(iii) the Grantee hereby agrees to execute and deliver all related documentation and take such other action in support of the Change in Control as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provisions of this Section 8, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(iv) the Grantee hereby agrees not to deposit, and to cause the Grantee’s affiliates not to deposit, except as provided in this Award Agreement, any shares of Stock of the Company owned by such party or affiliate in a voting trust or subject any shares of Stock of the Company to any arrangement or agreement with respect to the voting of such shares of Stock, unless specifically requested to do so by the acquirer in connection with the Change in Control;

(v) the Grantee hereby agrees to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Change in Control; and

(vi) if the consideration to be paid in exchange for the shares of Stock pursuant to this Section 8 includes any securities, then the Grantee hereby agrees to (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities, or (y) the provision to the Grantee of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, as amended, and the Company may cause to be paid to the Grantee in lieu thereof, against surrender of the shares which would have otherwise been sold by the Grantee, an amount in cash equal to the fair market value (as determined in good faith by the Board) of the securities which the Grantee would otherwise receive as of the date of the issuance of such securities in exchange for the shares.

(b) Exceptions. Notwithstanding the foregoing, the Grantee shall not be required to comply with Section 8(a) in connection with any proposed Change in Control (the “Proposed Sale”) unless:

(i) any representations and warranties to be made by the Grantee in connection with the Proposed Sale are limited to representations and warranties that (A) the shares of common stock which the Grantee purports to hold are free and clear of all liens and encumbrances, (B) the obligations of the Grantee in connection with the transaction have been duly authorized, if applicable, (C) the documents to be entered into by the Grantee have been duly executed by the Grantee and delivered to the acquirer and are enforceable against the Grantee in accordance with their respective terms, and (D) neither the execution and delivery of the documents to be entered into in connection with the transaction, nor the performance of the Grantee’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law, or judgment, order or decree of any court or governmental agency;

(ii) the Grantee shall not be liable for the inaccuracy of any representation or warranty made by any other individual or entity in connection with the Proposed Sale, other than the Company (except to the extent that (A) funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any shareholder of any of identical representations, warranties and covenants provided by all shareholders, and (B) the inaccuracies were made by the Company in connection with the grant of the shares of Stock under this Award Agreement);

(iii) the liability for indemnification, if any, of the Grantee in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its shareholders in connection with such Proposed Sale, is several and not joint with any other individual or entity (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any shareholder of any of identical representations, warranties and covenants provided by all shareholders), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to the Grantee in connection with such Proposed Sale;

(iv) liability shall be limited to the Grantee’s applicable shares of common stock (determined based on the respective proceeds payable to each shareholder in connection with such Proposed Sale in accordance with the provisions of the Company’s Certificate of Incorporation and/or Bylaws) of a negotiated aggregate indemnification amount that applies equally to all shareholders but that in no event exceeds the amount of consideration otherwise payable to the Grantee in connection with such Proposed Sale, except with respect to claims related to fraud by the Grantee, the liability for which need not be limited as to the Grantee;

(v) upon the consummation of the Proposed Sale, (A) each holder of each class or series of the Company’s shares of common stock will receive the same form of consideration for their shares of such class or series as is received by other shareholders in respect of their shares of such same class or series, and (B) each shareholder holding such shares will receive the same amount of consideration per share as is received by other shareholders in respect of their shares of such same series; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for the shares of common stock, pursuant to this Section 8(b)(v) includes any securities and due receipt thereof by any shareholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities, or (y) the provision to any shareholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, as amended, the Company may cause to be paid to any such shareholder in lieu thereof, against surrender of the shares, as applicable, which would have otherwise been sold by such shareholder, an amount in cash equal to the fair market value (as reasonably determined by the Board) of the securities which such shareholder would otherwise receive as of the date of the issuance of such securities in exchange for the shares, as applicable; and

(vi) subject to Section 8(b)(v), requiring the same form of consideration to be available to the shareholders of any single class or series of shares, if any such shareholders of any shares of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all shareholders of such shares will be given the same option; provided, however, that nothing in this Section 8(b)(vi) shall entitle any shareholder to receive any form of consideration that such shareholder would be ineligible to receive as a result of such shareholder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s shareholders.

9. Additional Restrictions on Transfer.

(a) Legends. The Grantee hereby acknowledges that he or she understands and agrees that, upon the issuance of shares of Stock following the vesting of the RSUs, the Company may cause the legends set forth below, or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of Stock, together with any other legends that may be required by the Company or by state or U.S. federal securities laws or other applicable laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED OR REGISTERED UNDER STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION, AND NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION THEREIN MAY BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED, APPLICABLE STATE SECURITIES OR BLUE SKY LAWS AND THE APPLICABLE RULES AND REGULATIONS THEREUNDER. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, A PURCHASE OPTION HELD BY THE ISSUER OR ITS ASSIGNEE(S), AND DRAG-ALONG RIGHTS AS SET FORTH IN THE RESTRICTED STOCK UNIT AWARD AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES. A COPY OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH RESTRICTIONS ON TRANSFER, PURCHASE OPTION, AND DRAG-ALONG RIGHTS ARE BINDING ON TRANSFEREES OF THESE SHARES.

(b) Stop-Transfer Notices. The Grantee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c) Restricted Securities. The Grantee understands that the Stock issued with respect to the RSUs granted hereunder may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the shares of Stock or an available exemption from registration under the Securities Act, the shares of Stock must be held indefinitely. In particular, the Grantee is aware that the shares of Stock may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Company. The Grantee understands that such information is not now available and the Company has no present plans to make such information available.

(d) Refusal to Transfer. The Company shall not be required (i) to transfer on its books any shares of Stock that have been sold or otherwise transferred in violation of any of the provisions of this Award Agreement, or (ii) treat as owner of shares of Stock or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares of Stock shall have been so transferred.

10. General Provisions.

(a) Notice. Any notice required by the terms of this Award Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided to the Company.

(b) No Assignment. Except as otherwise expressly permitted in this Award Agreement, the Grantee shall not assign any of his or her rights under this Award Agreement without the prior written consent of the Company, which consent may be withheld in its sole discretion.

(c) Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and the terms and conditions of this Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, the terms and conditions of this Award Agreement shall be binding upon the Grantee and his or her heirs, executors, administrators, successors and assigns.

(d) Governing Law; Severability. The Notice and this Award Agreement are governed by the laws of the State of Texas applicable to contracts executed in and to be performed in that State. If any part of this Award Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Award Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Award Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

(e) Venue. The Company and the Grantee (on behalf of himself or herself and his or her heirs, executors, administrators, successors and assigns) agree that any suit, action or proceeding arising out of or related to the Notice or this Award Agreement shall be brought in the United States District Court for the Northern District of Texas (or should such court lack jurisdiction to hear such action, suit or proceeding, in a state court in Dallas County, Texas) and that all parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section 10(e) shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

(f) Interpretation. Any determination by the Board in connection with any question or issue arising under the Notice or this Award Agreement shall be final, conclusive, and binding on the Grantee, the Company, and all other persons. Any question or dispute regarding the interpretation of the Notice or this Award Agreement or the receipt of the RSUs hereunder shall be submitted by the Grantee to the Board. The resolution of such a dispute by the Board shall be final and binding on all parties.

(g) Headings. The section headings in this Award Agreement are inserted only as a matter of convenience, and in no way define, limit or interpret the scope of this Award Agreement or of any particular section.

(h) Counterparts. The Notice, this Award Agreement and each of the exhibits hereto may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(i) Entire Agreement. The Notice and Exhibit A to this Award Agreement (the “Spousal Consent”) are incorporated herein by reference. The Notice, this Award Agreement and the Spousal Consent constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified except by means of a writing signed by the Company and the Grantee.

(j) Survival of Provisions. The provisions of this Award Agreement and its related exhibits shall survive any termination of Eligible Person status of the Grantee, regardless of the reasons for such termination.

(k) No Guarantee of Eligible Person Status. THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE NOTICE, THE RSUS GRANTED HEREUNDER AND THEREUNDER, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THEREUNDER, AND THE VESTING SCHEDULE SET FORTH IN THE NOTICE DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT OR STATUS AS AN ELIGIBLE PERSON FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE COMPANY’S OR ITS AFFILIATE’S RIGHT TO TERMINATE THE GRANTEE’S RELATIONSHIP AS AN ELIGIBLE PERSON AT ANY TIME, WITH OR WITHOUT CAUSE.

(l) Spousal Consent. To the extent the Grantee is or becomes married, the Grantee agrees to (i) provide the Grantee’s spouse with a copy of the Notice and this Award Agreement, and (ii) obtain such spouse’s consent to the Notice and this Award Agreement as evidenced by such spouse’s execution of the Spousal Consent attached hereto as Exhibit A.

(m) Amendment. Any provision of this Award Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument signed by the parties hereto.

(n) Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.